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Exhibit 21.1

Subsidiary List

        Douglas Dynamics, L.L.C., a Delaware limited liability company

        Douglas Dynamics Finance Company, a Delaware corporation

        Fisher, LLC, a Delaware limited liability company

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  Exhibit 21.1
Subsidiary List